Exhibit 10.41

Summary of Current Compensation Arrangements with Named Executive Officers

 (As of August 25, 2014)

The following summarizes, as of August 25, 2015, the compensation and benefits arrangements with the Company’s President and Chief Executive Officer and the other officers who will be named in the Summary Compensation Table in the proxy statement for the Company’s upcoming Annual Meeting of Stockholders (collectively, the “Named Executive Officers”). The following is a summary of existing at-will arrangements, and does not provide any additional rights.

The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the “Committee”) reviews and determines the compensation and benefits that are paid to the Company’s executive officers, including the Named Executive Officers.

On July 31, 2014, the Committee approved adjustments to the base salaries of each of the Named Executive Officers that will be effective September 1, 2014.  The following table provides the base salaries for each of the Named Executive Officers as of August 25, 2014, and the base salaries that will be in effect as of September 1, 2014.

Named Executive Officers	August 25, 2014	September 1, 2014
William J. DeLaney	$1,199,000	$1,225,000
President and Chief Executive Officer

Robert C. Kreidler	$715,000	$736,000
Executive Vice President and Chief Financial Officer

Tom Bené	$625,000	$644,000
Executive Vice President and Chief Commercial Officer

Michael W. Green	$715,000	$733,000
Executive Vice President and Group President

Wayne Shurts	$587,000	$605,000
Executive Vice President and Chief Technology Officer

Manny Fernandez (1)	--	--
Executive Chairman

(1)	Mr. Fernandez resigned effective November 15, 2013.

The Named Executive Officers are also eligible to participate in the Company’s executive and regular benefit plans and programs, as described below. More detailed information regarding our compensation plans and agreements with the Named Executive Officers, as well as compensation paid or earned during fiscal 2014, will be included in the Company’s 2014 Proxy Statement.

Stock Options, Restricted Stock and Restricted Stock Units

The Named Executive Officers are eligible to receive options under Sysco’s equity incentive plans, including the 2013 Long-Term Incentive Plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The 2013 Long-Term Incentive Plan also allows for the issuance of restricted stock grants and restricted stock units.

Management Incentive Plan

Each of the Named Executive Officers, other than Mr. Fernandez, is eligible to receive an annual incentive bonus under programs offered within the Sysco Corporation 2009 Management Incentive Plan (the “MIP”).

Deferred Compensation Election

Prior to December 31, 2012,  MIP participants, including certain of the Named Executive Officers, were able to defer up to 40% of their annual incentive bonus under the Executive Deferred Compensation Plan (“EDCP”). They were also able to elect to defer all or a portion of their salary under the EDCP. For deferrals of up to 20% of the annual incentive bonus, the EDCP provides for Sysco to credit the participant’s deferred compensation account in an amount equal to 15% of the amount deferred. The EDCP was frozen effective December 31, 2012, and participants were 100% vested in their company matching funds as of that date. No salary deferrals were allowed after the freeze date and fiscal year 2013 was the last year participants were allowed to make bonus deferrals to the EDCP.

Cash Performance Unit Plan

Each of the Named Executive Officers, other than Mr. Fernandez, is eligible to participate in the Sysco Corporation 2008 Cash Performance Unit Plan.

Supplemental Executive Retirement Plan

Each of the Named Executive Officers, other than Messrs.  Bené, Fernandez and Shurts, was also eligible to participate in a Supplemental Executive Retirement Plan (the “SERP”).  The SERP was frozen to new participants in 2011 and future benefit accruals under this plan were frozen as of June 29, 2013.  Participants were vested in their accounts as of the freeze date. Access to their funds will continue to be predicated on the benefit commencement provisions that existed prior to the freeze.  However, for those participants who retire in good standing, after June 29, 2013, and are otherwise not eligible for payment under the prior conditions, payment will be made at age 65.

Management Savings Plan (MSP)

Effective January 1, 2013, Sysco introduced a new MIP restoration plan, the MSP, to replace the former SERP and EDCP.  The MSP is a non-qualified deferred compensation plan and allows eligible MIP participants, including the Named Executive Officers, to defer up to 50% of their salary (for calendar years 2013 and thereafter) and up to 100% of their eligible bonus for fiscal years 2014 and thereafter.  In addition, in conjunction with freezing of the SERP, eligible participants (who would otherwise have incurred a sizable loss of future benefits) are eligible for transition contributions of between 2.5% - 10% of their eligible pay for a period not to exceed 10 years or the date of their departure from the Company.  Of the Named Executive Officers, Messrs. DeLaney, Kreidler and Green are eligible for such transition contributions.

Other Benefits

The Named Executive Officers also participate in Sysco’s regular employee benefit programs, which include a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability coverage and certain perquisites and personal benefits. The Named Executive Officers are also participants in a defined benefit retirement program; however, future benefit accruals under this plan were frozen as of December 31, 2012.